UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Lauder, Leonard A. (1)
   The Estee Lauder Companies Inc.
   767 Fifth Avenue
   New York, NY  10153
2. Issuer Name and Ticker or Trading Symbol
   The Estee Lauder Companies Inc.
   EL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   6/1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman of the Board and Chief Executive Officer
7. Individual or Joint/Group Reporting (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Class A Common Stock         |2/21/1|G   |52,830            |D  |           |                   |D     |                           |
                             |997   |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock         |3/14/1|J (2|119,823           |A  |           |                   |D     |                           |
                             |997   |)   |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock         |3/27/1|G   |100,000           |D  |           |7,380,741          |D     |                           |
                             |997   |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock         |5/23/1|G   |408,200           |D  |           |7,755,053          |I     |By Estee Lauder 1994 Trust |
                             |997   |    |                  |   |           |                   |      |(3,4)                      |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock         |3/14/1|J (2|119,823           |D  |           |1,565,428          |I     |By GRAT (3,5)              |
                             |997   |)   |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock         |      |    |                  |   |           |7,048,423          |I     |By LAL Family Partners (3,6|
                             |      |    |                  |   |           |                   |      |)                          |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock         |      |    |                  |   |           |7,692              |I     |By Lauder &   Sons L.P. (3,|
                             |      |    |                  |   |           |                   |      |7)                         |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock         |3/27/1|G   |100,000           |A  |           |260,000            |I     |By Spouse (8)              |
                             |997   |    |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Designated filer on behalf of (a) the Reporting Person, (b) The Estee Lauder 1994 Trust (the "EL 1994 Trust"),
(c) The 1992 Leonard A. Lauder Grantor Retained Annuity Trust (the "GRAT"), (d) Ronald S. Lauder ("RSL"), (e)
Evelyn H. Lauder ("EHL"), (f) William P. Lauder ("WPL"), and (g) Gary M. Lauder ("GML").
-- The EL 1994 Trust is a ten percent owner of the issuer and has a short position of 5,500,000 shares of Class A
Common Stock established prior to the issuer's initial public offering.
-- The GRAT is a ten percent owner of the issuer.
-- RSL is a Director, Executive Officer (Chairman of Clinique Laboratories, Inc. and Estee Lauder International, Inc.)
and a 10% owner of the issuer.
-- EHL (who is the Reporting Person's spouse) is an Executive Officer (Senior Corporate Vice President) of the
issuer. She disclaims beneficial ownership of the 7,380,741 shares of Class A Common Stock owned directly and the 16,636,596 shares of Class A Common Stock owned indirectly by her spouse, except for the 260,000 shares of
Class A Common Stock which she holds directly.
-- WPL is a Director, Executive Officer (President of Origins Natural Resources Inc.) and 10% owner of the issuer.
-- GML is a 10% owner of the issuer.
(2) Distribution to the Reporting Person in his capacity as grantor of the GRAT in connection with the annuity.
(3) The Reporting Person disclaims beneficial ownership to the extent that he does not have a pecuniary interest in such securities.
(4) The Reporting Person is a co-Trustee and beneficiary of the EL 1994 Trust. RSL is also a co-trustee and beneficiary of the EL 1994 Trust. The Reporting Person and RSL each disclaim beneficial ownership to the extent they do not have a pecuniary interest in such securities. With respect to Class A Common Stock, the EL 1994 Trust holds 7,755,053 shares directly and no shares indirectly. With respect to Class A Common Stock, RSL also holds
12,913,615 shares directly (RSL has a short position of 8,333,333 shares of Class A Common Stock established prior to the issuer's initial public offering) and 1,591 shares indirectly as Trustee of The Descendents of Ronald S.
Lauder 1966 Trust (see Note 7 below for RSL's indirect holdings in Lauder & Sons L.P.). RSL disclaims beneficial ownership of the shares held by The Descendents of Ronald S. Lauder 1966 Trust to the extent that he does not have a pecuniary interest in such
securities.
(5) The Reporting Person is the grantor of the GRAT, a grantor retained annuity trust. WPL and GML are Trustees of the GRAT. The Reporting Person, WPL and GML disclaim beneficial ownership of the shares owned by the
GRAT to the extent that they do not have a pecuniary interest in such securities. With respect to Class A Common
Stock, the GRAT directly holds 1,565,428 shares and holds no shares indirectly.
 With respect to Class A Common
Stock, WPL also directly holds 1,573,785 shares. With respect to Class A Common Stock, GML also directly holds
1,227,965 shares.
(6) The Reporting Person is the sole individual partner of LAL Family Partners L.P. and the majority stockholder of
LAL Family Corporation, which is the sole corporate partner of LAL Family Partners L.P. LAL Family Partners L.P. is
a limited partnership in which the Reporting Person has sole voting and investment power.
(7) The Reporting Person and RSL are both general partners of Lauder & Sons L.P. The Reporting Person and RSL disclaim beneficial ownership of the shares held by Lauder & Sons L.P. to the extent that they do not have a pecuniary interest in such securities. The Reporting Person is a Trustee of The 1995 Estee Lauder LAL Trust,
which is also a general partner in Lauder & Sons L.P. RSL is a Trustee of The 1995 Estee Lauder RSL Trust, which is also a general partner in Lauder & Sons L.P.
(8) The Reporting Person disclaims beneficial ownership of shares owned by his spouse.
Joint Filer
Information
Name: The Estee Lauder 1994
Trust
Address: c/o: Leonard A.
Lauder
The Estee Lauder Companies
Inc.
767 Fifth Avenue
New York, NY  10153
Designated Filer: Leonard A.
Lauder
Issuer and Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Statement for Month/Year:
6/1997
Signature: /s/ Leonard A. Lauder,
Trustee
Joint Filer Information
Name: The 1992 Leonard A. Lauder Grantor Retained Annuity
Trust
Address: c/o: William P.
Lauder
The Estee Lauder Companies
Inc.
767 Fifth Avenue
New York, NY  10153
Designated Filer: Leonard A.
Lauder
Issuer and Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Statement for Month/Year:
6/1997
Signature: /s/ William P. Lauder,
Trustee
Joint Filer Information
Name: Ronald S. Lauder
Address: The Estee Lauder Companies
Inc.
767 Fifth Avenue
New York, NY  10153
Designated Filer: Leonard A.
Lauder
Issuer and Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Statement for Month/Year:
6/1997
Signature: /s/ Ronald S.
Lauder
Joint Filer
Information
Name: Evelyn H.
Lauder
Address: The Estee Lauder Companies
Inc.
767 Fifth Avenue
New York, NY  10153
Designated Filer: Leonard A.
Lauder
Issuer and Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Statement for Month/Year:
6/1997
Signature: /s/ Evelyn H.
Lauder
Joint Filer
Information
Name: William P.
Lauder
Address: The Estee Lauder Companies
Inc.
767 Fifth Avenue
New York, NY  10153
Designated Filer: Leonard A.
Lauder
Issuer and Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Statement for Month/Year:
6/1997
Signature: /s/ William P.
Lauder
Joint Filer Information
Name: Gary M. Lauder
Address: ICTV Inc.
14600 Winchester Boulevard
Los Gatos, CA
95030
Designated Filer: Leonard A.
Lauder
Issuer and Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Statement for Month/Year:
6/1997
Signature: /s/ Gary M. Lauder
SIGNATURE OF REPORTING PERSON
Leonard A. Lauder
DATE
8/11/97